SOCIALIST REPUBLIC OF VIETNAM

Independence - Freedom – Happiness

MOMO E-WALLET SERVICES SUPPLY CONTRACT

No: 224/2020/HD/KD/SOPA-M_SERVICE

Today, on April 21, 2020, we hereby include:

Party A : HOTTAB ASSET VIETNAM COMPANY LIMITED

Address : 57 Tran Quoc Toan, Tran Hung Dao Ward, Hoan Kiem District, Hanoi City

Phone : 0976940899

Tax code : 0108838460

Representative : Ms. NGO THI CHAM - Position: Deputy Director

(According to power of attorney No: 20200115/2020/CV dated January 15, 2020 of the Director)

Hereafter called as “Party A”

PARTY B : ONLINE MOBILE SERVICES JOINT STOCK COMPANY

Address : Floor M, Petroland Building, No 12 Tan Trao Street, Tan Phu Ward, District 7, HCMC.

Phone : 028- 5414 7667

Fax : 028- 5414 7557

Tax code : 0305289153

Representative : Ms. VU TRAN HOANG ANH - Position: Director of Offline Payment Business Unit

According to Power of Attorney No. 24/2020/UQ/QTNS dated January 01, 2020 of the General Director.

Hereafter called as “Party B”

After researching and discussing, the two Parties agree to enter into the MoMo E-Wallet Services Supply Contract with the following terms and conditions:

ARTICLE 1: INTERPRETATION

1.1	Contract: means this MoMo E-Wallet Services Supply Contract, including all the appendices, supplements, schedules, explanatory notes, and admendments to this Contract.
1.2	MoMo E-wallet Services (Services): are services provided by Party B, allowing the Customers to use MoMo Payment Channels to pay the value of services/products of various providers including Party A.
1.3	MoMo payment channel: is the system of payment channels provided by Party B to perform the MoMo E-Wallet Services, including but not limited to the following means and forms of payment: website, mobile phone, system of payment points of Party B.
1.4	Products/services: are the furniture trading products provided by Party A to its Customers in accordance with the law.
1.5	Customers: are individuals and organizations who are in need of using Party A's products/services. The Customers can pay Party A through the Services.
1.6	Transactions: are transactions that the Customers make payment for products/services to Party A through the Services in accordance with the terms and conditions of this Contract.
1.7	MoMo application (MoMo Wallet): is the E-wallet application provided and managed by Party B and licensed by the State Bank of Vietnam under the MoMo brand. This is an electronic account in the system of Party B that the account holder can use and manage through many different forms, including but not limited to mobile applications, websites, SIMCARD...
1.8	Intellectual Property: means all current and future rights relating to copyrights, inventions, trademarks, industrial designs (whether registered or not) or database rights, patents or trade secrets, know-how, design rights, sales, trade and business names, trademarks, and all other intellectual property rights and applications to any copyright as mentioned above (in which these applications can be created) can be protected in any relevant country in the world.
1.9	Working day: is the day according to the solar calendar, excluding Saturdays, Sundays and holidays according to the laws of Vietnam.
1.10	Month: is the month according to the solar calendar and “monthly” will be understood respectively.
1.11	24x7 operation: The system provides continuous service within 24 hours a day and 07 (seven) days a week.
1.12	Website https://sopa.asia is Party A's website, managed and operated by Party A in order to help Customers make payments for Party A's Services more conveniently.
1.13	Sopa app is Party A's application managed and operated by Party A to help customers make payments for Party A's Services more conveniently.

ARTICLE 2. COOPERATION CONTENTS

The Parties agree to cooperate in deploying a technical connection to serve the payment transactions for products and services of the Customers through Party A's MoMo payment channel on the nominated website in accordance with the terms and conditions specified in the Contract.

1

Service payment process on Party A's website

2

Service payment process on Party A's application

In addition, amendments, supplements (if any) and other written agreements will be mutually agreed upon by the two Parties and added to the Contract through the Appendixes from time to time..

ARTICLE 3. GENERAL COMMITMENTS

3.1 The Parties commit to abide by the terms of this Contract as well as the Appendices to this Contract or the amendment and supplement agreements (if any) signed between the Parties to negotiate the quality of services provided to the Customers.

3.2 Each Party shall bear the necessary expenses incurred for the implementation of the contents of cooperation between the two Parties under this Contract. Each Party is obliged to use it for the right purposes, protect, preserve, maintain, and compensate for damages to equipment and assets provided and handed over by the other Party (if any) during the service implementation.

3.3 Party A is responsible for the legality of the goods and services provided and commits not to conduct direct transfer and payment activities through the e-wallet service, not to perform transactions that are not prohibited by the law.

3.4 Provide the other Party with instructions, tools and documents to connect cooperation services between the two Parties.

3.5 Provide the error code table to the other Party during the service deployment, connection process.

3.6 Provide and update the relationship via email to the other Party before 05 (five) working days when there is a change.

3.7 Assign the personnel to monitor and monitor the service system in order to ensure smooth system connection, uninterrupted service, and quickly handle when problems occur, including but not limited to security vulnerabilities, system vulnerabilities...

• Party A's contact point:

- Ms: Ngo Thi Cham

- Mail: cham@hottab.net

• Party B's contact point:

- Ms: Ly Ngoc Thanh

- Email: thanh.ly@mservice.com.vn

3.8 Coordinate in receiving, tracing the transactions, payments and cross-checks related to Cooperation Services between the two Parties:

• Party A’s contact point:

- Mr: Nguyen Van Thang

- Mail: thangnguyenvan@hottab.net

• Party B’s contact point:

- Mr: Le Phuong Nam

- Email: nam.le@mservice.com.vn

The Parties agree to accept and resolve the claims with Customers’ transactions within a maximum of 02 (two) working days.

3.9 The Parties agree to coordinate in communication activities, marketing to introduce and promote the Service to users, with specific activities agreed and unified from time to time. Party A is only allowed to use the commercial names, trademarks, images and other assets under Party B's intellectual property rights, provided that it has the approval related to the media contents and prior written consent of Party B about this use. Party A's use of the trade name, trademark, image or any other assets under the intellectual property rights of Party B must ensure that it does not violate the provisions of law, social ethics, and must not damage the reputation and image of Party B. In case Party A violates this clause causing damages to Party B, it must compensate for all damages incurred. The obligations of each Party immediately upon completion of service connection:

Party A	– Post the advertisements about the cooperation service on Facebook, other means if possible. - Place the logo/link of Party A's application at a convenient location of Party A.
Party B	- Post advertisements about the cooperation services on websites, MoMo, Zalo, Facebook applications. - Place Party A's logo on the website and/or application at a convenient location of Party B.

3.10 Timely notify each other of changes related to the cooperation services within 30 (thirty) working days in advance and the changes must be agreed in writing by both Parties before taking effect.

3.11 The Party must be solely responsible for obtaining permits, or approvals from competent State agencies, to perform its obligations and responsibilities.

3.12 Pay well and on time for the other Party.

ARTICLE 4. SERVICE FEE

4.1 Party A pays Party B a service fee of 2.5% of the total value of the successful transaction according to the monthly reconciliation between the two Parties (“Service Fee”), the service fee excludes VAT 10% and the Parties agree that there will be no Service Fee for refunded and/or canceled transactions).

4.2 In case of service fee adjustment, the two Parties must agree and make an Appendix before applying.

ARTICLE 5. RECONCILIATION AND PAYMENT

5.1 Some definitions:

- Trading session: is from 00:00:00 to 23:59:59 of the working day. For holidays and days-off prescribed by the Law, the trading session will start from 00:00:00 of the last working day before the leave period to 23:59:59 of the last day of such period.

- Date of reconciliation: is the first working day after the end of the transaction session.

- Cut-off time: 24:00:00 daily.

- Time out: is the period that the parties process the transaction. The minimum is 01 (one) second and the maximum is 06 (six) minutes.

- Monthly reconciliation data: transaction data is generated from 00:00:00:00 of the first day (the first day of the month) to 23:59: 59 of the last day of the month.

- Data used for reconciliation: daily transaction data recorded at Party B’s system and at Party A's system is the basis for the two Parties to check and handle the erroneous transactions. Party B's data is the original data, Party A's data is the data used for reconciliation.

- Successful transaction: is a payment transaction of the Customer that is successfully performed through the Service and forwarded by Party B to Party A, Party A after receiving a request for payment recognition from Party B. Party A is obliged to complete the recording at Party A's system and send a notice of successful transaction to Party B. Party B shall report Yes to Party A into Party A's receivable account at Party B.

- Failed transaction: is the payment transaction of the Customer that is successfully performed through the Service and is forwarded by Party B to Party A, and Party A sends a notice of unsuccessful transaction to Party B, or Party B waits past the timeout without a response from Party A.

- Rejected transaction:

• Transaction value is outside the limit of 10,000 VND to 20,000,000 VND;

• The customer's MoMo Wallet balance is not enough to make a transaction;

• Wrong payment information;

- Incorrect transaction: means a transaction that occurs after reconciliation occurs in one of the following cases:

o	The transaction is successfully recognized by Party B's system, but was not recognized by Party A's system.
o	The transaction is successfully recognized by Party A's system, but not successfully recognized by Party B's system.

5.2 Data reconciliation:

5.2.1 Reconciliation by batch:

- Before 9:30 a.m. every Monday, Party B is obliged to send data and make a transfer of all proceeds arising from 00:00:00 of the 1st day of the reconciliation month to 23:59:59 of the 15th day of the reconciliation month recognized in Party B’s system, plus the corrective entries for the previously erroneous transactions (if any) which have been confirmed by the two Parties, to the specified account of Party A.

- In case the data is wrong, Party A must respond to Party B no later than 5:00 p.m. of the next working day. In the event that Party A does not respond, Party A agrees with Party B's data. In the event that there is no response but errors arise, Party B will support but have no obligation to handle the incorrect transactions.

5.2.2 Month-end reconciliation:

- Within the first 03 (three) working days of each month. Party B retrieves and sends the monthly reconciliation data to Party A to conduct the check and insert the table to confirm the data.

- Within 01 (one) working day, Party A must check the data and give feedback to Party B. In case Party A detects that there is a deviation, then immediately send such incorrect details to Party B for checking and reporting the cause of the deviation.

- The time for both Parties to carry out the review and handling of deviations is within 03 (three) working days from the date of monthly transaction data.

- The Minutes of confirming the monthly transaction data is the basis for the two parties to make settlement.

5.3 Data validation:

- Based on the reconciliation data, Party A is responsible for checking the information and responding to any deviations, if any, within 01 (one) working day from the date of the monthly reconciliation data. The monthly reconciliation data after the two parties have agreed to deal with the incorrect transactions, will be confirmed by the two parties to sign the Minutes of confirming and used as a basis for making payments in writing.

- If within 01 (one) working day from the date of having the monthly audited data, Party B does not receive a feedback on the reconciliation result from Party A, then Party B's data is considered to be confirmed for the two Parties to make the payment.

5.4 Transaction cancellation and return process:

- When there is a complaint, Party A will be the person to receive the complaint from the Customer. In the event that the Customer contacts Party B, Party B is responsible for providing Party A's contact information to the Customer.

- Party A is responsible for reviewing the list of canceled transactions, then sending information requesting cancellation and refund of the transaction in the form of email to Party B, Party B conducts checking and complaining via email to Party. A confirms its agreement to refund the transaction through MoMo Payment Channel.

- After confirming the agreement to cancel and refund, Party B will return the money collected to the MoMo wallet account to the Customer. The two Parties will proceed to deduct the refund of the canceled transactions on the next date of reconciliation and payment according to regulations.

- At the end of the month, Party B/Party A will prepare, confirm the Minutes of consolidation of all cancellations and refunds in the month and send it together with the month-end reconciliation statement.

Time to receive returns and cancellations:

- The time to receive the cancellation is no more than 15 (fifteen) days from the date of transaction.

- Requests for cancellation and refund (if any) will be recorded by Party A and sent to Party B via email before 10:00 of working day. Party B conducts the inspection, confirmation and response via email to Party B before 15:30 on the same day.

- In case there are too many requests for cancellation or refund that Party B cannot handle in time, Bèn B commits to confirm and refund before 15:30 of the next working day.

ARTICLE 6. REGULATIONS OF PAYMENT

6.1 Payment of proceeds to Party A:

- Before 16:00 of the reconciliation day, Party B shall carry out a transfer order to Party A for the whole of the transaction value arising through the MoMo payment system on a weekly basis and plus the previous erroneous transaction adjustment entries (if any) confirmed by both Parties.

- Within 03 (three) working days after the two Parties confirm the monthly reconciliation data as prescribed in clause 5.3, Article 5 of this Contract, Party A signs the Minutes of Confirming and sends it to Party B. And also, Party B issues the invoices, deducts the service fee that Party B is entitled to from the collected amount and transfer the remaining amount to Party A after deducting the service fee and adjustment entries (if any).

- The parties make payments to each other by transfer to the payment accounts of each party mentioned below.

6.2 Account information:

6.2.1 Payment account of Party A:

- Account name: Hottab Vietnam Company Limited

- Account No: 1014595801

- At bank: Saigon- Hanoi Commercial Joint Stock Bank

6.2.2 Beneficiary account of party B:

- Account name: ONLINE MOBILE SERVICES JOINT STOCK COMPANY

- Account No: 042 100 374 2725

- At Bank: Vietcombank - Hung Vuong Branch.

ARTICLE 7. COPYRIGHT, INTELLECTUAL PROPERTY AND CONFIDENTIALITY

7.1 Trade name, brand name, website, software, confidential documents and mechanisms of each party are the sole property of that Party and are protected from all applicable laws and regulations relating to its name, trademark, software, business processes, rights, and intellectual property rights and registered patents.

7.2 Each Party may use a limited amount of the remaining Party's trade name and trademark for the purpose of promoting the user's awareness and use of the Service in accordance with the provisions of this Contract. The use of trade names and trade names of the Party must not violate the provisions of the law, must not damage the reputation and image of the other Party and serve the purposes of the works specified in this contract.

7.3 The Parties undertake not to disclose information directly or indirectly about software, technical processes and operations related to the Service: part or all of the contents of this Contract as well as the Appendixes and Contract’s Additional Agreements; business information and information related to the Customer using the Service to any third party unless the written request with the signature and seal of the authorized State agency or the consent of the other Party. Any arising due to unauthorized disclosure of information, causing harm to the other Party, the disclosing Party is solely responsible for compensating for damages.

7.4 The parties’ confidentiality applies during the validity of the Contract and continues after the termination of the Contract, unless the Parties agree to end the confidentiality period in writing.

ARTICLE 8. FORCE MAJEURE

8.1 An event of force majeure is an event beyond the control of a Party (the “Affected Party”) and is not related to that Party or to the negligence of that Party and cannot be foreseen, cannot be avoided and cannot be remedied in spite of taking all necessary measures and abilities and renders the Affected Party unable to perform any of its obligations or responsibilities under this Contract. Force Majeure Events include but are not limited to natural disasters such as floods, fires, droughts, hurricanes, earthquakes and social events such as: demonstrations, riots, riots and wars (declared or undeclared) or due to changes in the legal policies of the State of Vietnam (hereinafter referred to as "Force Majeure Events").

8.2 Immediately after the Force Majeure Event is discharged to a Party, within 03 (three) working days, the Affected Party must immediately send written notice to the other Party and also, within 15 (ten) five) working days after that, the Affected Party must send written notice to the other Party describing the cause of the Force Majeure Event, the effect of the Force Majeure Event against the performance of its Contract, and send together with the certificates of the occurrence of the Force Majeure Event (if any).

8.3 Neither Party shall be liable or be held to be in breach of the Contract or at fault for failure to perform or delay in complying with its obligations under the Contract upon the occurrence of a Force Majeure Event set forth in this Contract unless the Party affected by the Force Majeure Event violates the notification obligation set out in Clause 8.2 of this Article.

8.4 The Affected Party immediately continues to fulfill its commitments under this Contract immediately after the Force Majeure Event terminates, unless otherwise agreed between the Parties. If the Force Majeure Event occurs and lasts more than 02 (two) months, then the Party has the right to terminate this Contract by sending a written notice to the other Party within 15 (fifteen) days before date of termination and shall not bear any liability arising from the termination of this Contract other than the Parties' compliance with the provisions of this Contract.

ARTICLE 9. TRANSFER

Neither Party may assign part or all of its rights, obligations or other benefits obtained under this Contract, without the prior written consent of the other Party.

ARTICLE 10. INTEREST FOR PAYMENT DELAY

In the event that one Party is late in making payment to the other Party, it is liable to pay the interest for the late payment with the overdue interest rate of Joint Stock Commercial Bank for Foreign Trade of Vietnam (Vietcombank) announced at the time of actual payment calculated on the number of days of delay from the original payment due date to the actual payment date.

ARTICLE 11. FINES FOR VIOLATION AND COMPENSATION FOR DAMAGES

11.1 In case a Party breaches any provision of this Contract, the Affected Party shall have the right to request the violating Party to pay a fine 8% of the value of the breached Contract obligation and compensate for all actual damages arising (if any) for the Affected Party.

11.2 Each Party undertakes to indemnify the other Party and release the other Party from any direct, actual, costs, losses, and liabilities. responsibilities, obligations and claims from any organization/individual suffered by the other Party, arising directly from the mistake or negligence on its part in the performance of the Contract or any other breach of the Contract.

ARTICLE 12. AMENDMENT, TERMINATION OF CONTRACT

12.1 Any amendments and supplements to the terms of this Contract must be agreed upon by the Parties and made into an Appendix attached to this Contract.

12.2 Termination of the Contract:

12.2.1 The term of the contract is expired.

12.2.2 As agreed by the parties.

12.2.3 Each Party has the right to unilaterally terminate the contract when:

• The written notice of termination is sent 15 (fifteen) days in advance to the other Party due to the Force Majeure Event lasting more than 02 (two) months.

• There is written notice of termination 15 (fifteen) days in advance when a Party breaches the contract but fails to remedy or fails to remedy those violations.

• There is a written notice of termination sent 30 (thirty) days in advance to the other Party.

12.3 In any case of termination of the contract, the parties must fulfill all outstanding obligations. In addition, the Violating Party will be fined and compensated for all damages incurred (if any).

ARTICLE 13. APPLICABLE LAW AND DISPUTE SETTLEMENT AGENCY

13.1 1 This contract is adjusted and complies with the current regulations of the Law of Vietnam.

13.2 All disputes between the two Parties related to the Contract shall first be settled through negotiation, in case no negotiation is possible, the dispute shall be brought to a court of competent jurisdiction in Vietnam.

ARTICLE 14. CONTACT INFORMATION

14.1 Contact points

REPRESENTATIVE OF PARTY A	REPRESENTATIVE OF PARTY B

❖ In charge of Sales Department:

- Mr/Ms: Le Ngoc Huy

- Position: Sales Manager

- Email: huy@hottab.net

❖ In charge of the transmission line and system:

- Ms: Regina Cheng

- Position: Business Development Manager

- Email: regina@thesocietypass.com

❖ In charge of Customer Relations

- Mr: Nguyen Van Thang

- Position: Customer Care Manager

- Email: thangnguyenvan@hottab.net

❖ In charge of reconciliation, payment and settlement:

- Ms: Ngo Thi Cham

- Position: Deputy Director

- Email: cham@hottab.net

❖ In charge of Accounting:

- Ms: Tram Thi Tho

- Position: Accountant

- Email: tt.tho@hottab.net

❖ In charge of Sales:

- Ms: Vu Huynh Dieu Huong

- Position: Project Manager

- Email: huong.vu@mservice.com.vn

❖ Supporting customers using MoMo wallet:

- Hotline: 1900 54 54 41

- Email: hotro@momo.vn

- Email for complaint settlement, reconciliation, transaction cancellation: gqkn@mservice.com.vn

❖ Supporting partner staff:

- Hotline: 1900 636 652

- Email: ics.opc@mservice.com.vn

14.2 Communications

14.2.1 All notices, suggestions, exchanges, complaints or other communications between the parties (collectively, the "Communications") in connection with this Contract shall be made in the form of sent or communicated in person, or by telephone, e-mail or in writing.

14.2.2 The Parties hereby agree that any Communications from one Party ("Sending Party") to the other Party ("Receiving Party") under this Contract shall be deemed to be received by the Receiving Party within the following time limit if the Communication is sent to the correct address, to the correct recipient and in the correct form of notice as specified below:

- On the same date of sending if the Communication is handed over to each Party's legal representative or contact person;

- Within 05 (five) working days from the date of sending if the Communication is sent by post or courier, or delivered by registered courier to the correct address of the Receiving Party mentioned in match (d) of this Article;

- If the Communication is sent by email, the Receiving Party must respond immediately to the Sending Party, by resending another e-mail confirming the receiving of the communication. In this case, the Communication is considered to be received by the Receiving Party after (i) the Receiving Party sends back the confirmation email, or (ii) a maximum of 24 hours from the time of sending the Communication, whichever occurs first; or

- If the Communication is in the form of a telephone exchange, the sending party or receiving party must (i) summarize and record the contents of the telephone exchange in the correspondence or in writing and (ii) send the Communication to the other Party in one of the forms specified in this Article. In this case, the Communication is considered to have been received by the Receiving Party from the date of completion of the telephone exchange if the Communication has been recorded and sent to the correct address as specified in this point (d).

14.2.3 Depending on the area of the issue of balance of claims (business, engineering, transmission-systems, marketing, information reconciliation, accounting, or other fields) that the Sending Party must submit the Communication to the correct department of the Receiving Party, or to the legal representative of the Receiving Party (if the specialized department of the Receiving Party has not replied or confirmed the receipt of the Communication) .

14.2.4 The sending of any notices, documents under the provisions of this Contract to the Party receiving the notices or documents must be at the following addresses:

Party A: HOTTAB ASSET VIETNAM CO., LTD

Address: 57 Tran Quoc Toan, Tran Hung Dao Ward, Hoan Kiem District, Hanoi City

Phone: +84 976940899

Party B:

ONLINE MOBILE SERVICES JOINT STOCK COMPANY

Address : Floor M, PetroLand Building, No 12, Tan Trao Street, Tan Phu Ward, District 7, HCMC

Phone: 84-28- 5414 7667

Email: hoang.duong@mservice.com.vn

ARTICLE 15. VALIDITY

15.1 This Contract takes effect from the date of signing, whichever occurs first: (i) 01 (one) year after the date of signing or (ii) until one of the events to terminate the Contract occurs according to the provisions of Clause 12.2, Article 12 of this Contract.

15.2 This contract is automatically renewed consecutively, each extension is 01 (one) year from the start date of the new validity period unless (i) one Party does not agree to the extension by giving written notice to the other Party at least 30 (thirty) days prior to the termination date of the respective validity period or (ii) the contract is expired as prescribed in point (ii), clause 15.1 of this Article.

15.3 This contract is made and signed into 04 (four) Vietnamese copies with the same legal validity, each Party keeps 02 (two) copiess for performance.

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REPRESENTATIVE OF PARTY A DEPUTY DIRECTOR (Signed and sealed) NGO THI CHAM	REPRESENTATIVE OF PARTY B DIRECTOR OF OFFLINE PAYMENT BUSINESS UNIT (Signed and sealed) VU TRAN HOANG ANH